UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2012 (July 27, 2012)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

902 NW 4th Street Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

(c)           Election of  Directors and Appointment of Certain Officers

On July 27, 2012,  Bernd Liesenfeld, Ph.D. has been appointed as President of the Registrant and as a member of its Board of Directors of the Registrant.

Dr. Liesenfeld does not hold any other directorship in any other reporting company.  Mr. Liesenfeld has not been, nor is expected to be at this time, appointed to any committee of the board of directors of the Registrant.

There are no arrangements or understandings between Mr. Liesenfeld and any other persons pursuant to which Mr. Liesenfeld  was selected as a director.

There are no transactions, since the beginning of the Registrant’s last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Other than his annual compensation of $130,000 effective August 1, 2012, there is no material plan, contract or arrangement (whether or not written) to which Mr. Liesenfeld is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Liesenfeld modification thereto, under any such plan, contract or arrangement in connection with any such event.

(d)           Departure of Certain Officers

Mr. J  Ladd Greeno, the Registrant's Chief Executive Officer and Dr. Gerald Olderman, the Registrant's Vice-President of Research & Development, have notified the Registrant that they will resign from their positions effective August 16, 2012. Both Mr. Greeno and Dr. Olderman have indicated that they intend to remain active with the Company as members of its Board of Directors and as senior advisors. Mr. Greeno shall also remain as Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: August 2, 2012
/s/ Nam Nguyen
Nam Nguyen, Chief Financial Officer